Exhibit 4.14

Execution Version

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of June 15, 2012, is by and among Sara Lee Corporation, a Maryland corporation (“Sara Lee”), on the one hand, and D.E MASTER BLENDERS 1753 B.V., a private company with limited liability with corporate seat in Joure (Skarsterlân), The Netherlands (“DutchCo”), and DE US, Inc., a Delaware corporation (“CoffeeCo” and together with DutchCo, the “CoffeeCo Parties”), on the other hand (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to that certain Master Separation Agreement, dated on or about the date hereof (the “Master Separation Agreement”), CoffeeCo will separate from Sara Lee, as more fully described therein;

WHEREAS, pursuant to that certain Merger Agreement, entered into on or about the date hereof, CoffeeCo will merge with a wholly-owned subsidiary of DutchCo, with CoffeeCo continuing as the surviving corporation and a wholly-owned subsidiary of DutchCo;

WHEREAS, in order to provide for an orderly transition under the Master Separation Agreement and as a condition to consummating the transactions contemplated by the Master Separation Agreement, Sara Lee and the CoffeeCo Parties have agreed to enter into this Agreement, pursuant to which Sara Lee will provide, or cause its Affiliates to provide, certain services to the CoffeeCo Parties, as set forth herein, on a transitional basis subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 1.1, except that capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Master Separation Agreement.

(a) “Additional IT Services” has the meaning set forth in Section 2.3(b).

(b) “Agreement” has the meaning set forth in the Preamble.

(c) “CoffeeCo” has the meaning set forth in the Preamble.

(d) “CoffeeCo Parties” has the meaning set forth in the Preamble.

(e) “Consultant” means the employee identified on the Side Schedule.

(f) “Consulting Services” means the consulting and strategic planning services provided hereunder as set forth on Schedule 3 and the Side Schedule.

(g) “DutchCo” has the meaning set forth in the Preamble.

(h) “Fiscal Year” means the fiscal year of Sara Lee.

(i) “Information System Additions” has the meaning set forth in Section 5.4(c).

(j) “Invoice” has the meaning set forth in Section 6.2.

(k) “IT Enhancements” has the meaning set forth in Section 2.2.

(l) “IT Service Change” has the meaning set forth in Section 2.3(a).

(m) “IT Services” means the information technology services provided hereunder as set forth on Schedule 1.

(n) “IT Services Committee” has the meaning set forth in Section 2.3(a).

(o) “Master Separation Agreement” has the meaning set forth in the Recitals.

(p) “Out-of-Pocket Costs” means, with respect to each Service, all documented out-of-pocket costs and expenses incurred by or on behalf of Sara Lee, its Affiliates and Third Party service providers in connection with providing such Service (including costs and expenses associated with travel and entertainment (in accordance with Sara Lee’s travel and expense reimbursement policy), delivery, telecommunications, Internet services, Third Party service providers and contract termination fees).

(q) “Party” and “Parties” have the meaning set forth in the Preamble

(r) “Sales Taxes” has the meaning set forth in Section 6.6(a).

(s) “Sara Lee” has the meaning set forth in the Preamble.

(t) “Services” means the IT Services, Tax Support Services, Consulting Services and Additional IT Services (if any), collectively.

(u) “Side Schedule” means that certain Transition Services Agreement Side Schedule, dated as of the date hereof, by and among the Parties.

(v) “Tax Support Service Termination Costs” means any costs related to severance, termination, separation and similar payments or benefits that may be payable or owed to any of the applicable Tax Support Services Employees as indicated on the Side Schedule upon or in connection with the termination of their employment in connection with the expiration or termination of any Tax Support Service, including any administrative costs relating to such termination of employment or expiration or termination of such Tax Support Service.

(w) “Tax Support Services” means the tax support services provided hereunder as set forth on Schedule 2 and the Side Schedule.

(x) “Tax Support Services Employees” means the employees identified on the Side Schedule as providing the Tax Support Services and such other persons as may be substituted for such employees in accordance with Section 3.3.

(y) “Term” has the meaning set forth in Section 9.1(a).

(z) “Third Party” means any Person other than Sara Lee, the CoffeeCo Parties and their respective Affiliates.

(aa) “Third Party Consents” means licenses, permits, consents and authorizations required for Sara Lee or any of its Affiliates or Third Party service providers to provide the Services to the CoffeeCo Parties in accordance with the terms hereof.

ARTICLE II

IT SERVICES

Section 2.1 Services. Subject to the terms and conditions of this Agreement, including the CoffeeCo Parties’ compliance herewith, Sara Lee shall, or shall cause one of its Affiliates to, provide each IT Service to the CoffeeCo Parties in accordance with Schedule 1. Sara Lee may use its Affiliates or Third Party service providers to provide the IT Services to the CoffeeCo Parties hereunder; provided that Sara Lee shall cause such Affiliates and Third Party service providers to comply with the terms hereof. Standard. Subject to the terms and conditions of this Agreement, including the CoffeeCo Parties’ compliance herewith, Sara Lee shall provide the IT Services in a manner that is generally consistent with Sara Lee’s business practices as of the Effective Time, except to the extent otherwise specified on Schedule 1. Any modifications or upgrades, code changes, or enhancements made by Sara Lee to Sara Lee’s information technology environment as it concerns the IT Services (“IT Enhancements”) shall be generally consistent with current practices and shall be subject to Sara Lee’s change control process. Sara Lee shall use commercially reasonable efforts to maintain all existing inbound and outbound interfaces as they concern the IT Services in a manner generally consistent with that in effect as of the Effective Time. To the extent that a Third Party service provider provided to Sara Lee and CoffeeCo a shared IT service relating to or in connection with the Parties’ IT infrastructure immediately prior to the Effective Time and such Third Party service provider continues to provide such service to the Parties following the Effective Time pursuant to a Contract between such Third Party service provider and each Party, neither Party shall make any change to such service or to its IT infrastructure in connection with such service if and to the extent such change would adversely affect the corresponding service to or IT infrastructure of the other Party in any material respect; provided that either Party may propose such a change by submitting a proposal in writing to the IT Services Committee (as defined herein), which proposal shall be discussed by the IT Services Committee at its next monthly meeting. Any such change to such service provided by such Third Party service provider may only be implemented upon the mutual written consent of both Parties.

Section 2.2 IT Services Committee.

(a) The Parties shall establish a committee (the “IT Services Committee”) which shall meet monthly at a mutually convenient time (whether in person or telephonically or by videoconference) to discuss the current state of Sara Lee’s provision of IT Services and any proposed change to the term and/or scope of any IT Service (“IT Service Change”). The IT Services Committee shall consist of two (2) to three (3) representatives from each Party, each of whom is reasonably familiar with his or her respective Party’s information technology systems. The initial representatives of the IT Services Committee are set forth on Schedule 4. A Party may replace either of its IT Services Committee members at any time upon written notice to the other Party. Either Party may propose an IT Service Change by submitting a proposal in writing to the IT Services Committee, which proposal (and any change to the monthly payments and/or Out-of-Pocket Costs due by the CoffeeCo Parties under Section 6.l(a) and Section 6. l(b) that may result from the acceptance of such proposal) shall be discussed by the IT Services Committee at its next monthly meeting. Any IT Service Change may only be implemented upon the mutual written consent of both Parties (including, if applicable, an agreement in writing by both Parties of the increase or decrease in costs for such IT Service Change) or terminated as set forth in Section 9.2.

(b) The IT Services Committee may also review potential set-up services, migration support or other additional transition activities not included in the IT Services and for which the CoffeeCo Parties cannot reasonably provide or procure from a Third Party (“Additional IT Services”) and that could be reasonably performed by Sara Lee or its Affiliates for the CoffeeCo Parties; provided that Sara Lee will not be obligated to perform any such Additional IT Services unless the Parties agree in writing with respect thereto, which writing includes all material terms thereof (including the costs for such Additional IT Services, which will be in addition to the costs for the IT Services). Additional IT Services may include projects for set-up tasks, system improvements, data migration, the creation of a separate instance of all or any portion of Sara Lee’s information technology systems, the creation or installation of a new system or software, the facilitation of the termination of Services (including training and knowledge transfer to the CoffeeCo Parties), the facilitation of the CoffeeCo Parties’ use of Sara Lee’s systems and the facilitation of the transition of Services, infrastructure, processes and capabilities. The IT Services Committee must unanimously agree prior to recommending any Additional IT Services for the Parties to consider.

Section 2.3 Personnel. As between the Parties, Sara Lee shall have sole discretion and authority with respect to designating, employing, assigning, compensating and discharging personnel in connection with performance of the IT Services as long as it does not negatively impact the service provided to the CoffeeCo Parties as set forth in this Agreement.

Section 2.4 Escalation to Third Party Service Providers. Sara Lee will maintain formal event reporting and escalation procedures consistent with its general practices regarding the escalation to Third Party service providers of any material issues relating to the IT Services that Sara Lee cannot reasonably resolve without such Third Party assistance. Sara Lee shall communicate escalation procedures to the CoffeeCo Parties prior to the Effective Time and updates to such procedures shall be communicated as part of the IT Services Committee.

Section 2.5 Transition. Except as otherwise provided in this Agreement, the CoffeeCo Parties shall transition from the IT Services to their own internal organization or a Third Party service provider as promptly as reasonably practicable following the Effective Time, but in no event later than the expiration or termination of the applicable Term and, upon such transition, Sara Lee shall have no further obligations with respect to such IT Service.

Section 2.6 Service by the CoffeeCo Parties to Sara Lee. The CoffeeCo Parties shall, and shall cause their Affiliates to, provide to Sara Lee and its Affiliates those IT Services as indicated on and in accordance with Schedule 1, and all of the provisions of this Agreement shall apply, mutatis mutandis, to such provision by the CoffeeCo Parties and their Affiliates to Sara Lee and its Affiliates, and receipt by Sara Lee and its Affiliates from the relevant CoffeeCo Parties and their Affiliates, of such Services.

ARTICLE III

TAX SUPPORT SERVICES

Section 3.1 Services. Subject to the terms and conditions of this Agreement, including the CoffeeCo Parties’ compliance herewith, Sara Lee shall, or shall cause one of its Affiliates to, provide each Tax Support Service to the CoffeeCo Parties in accordance with Schedule 2. Sara Lee may use its Affiliates or Third Party service providers to provide the Tax Support Services to the CoffeeCo Parties hereunder; provided that Sara Lee shall cause such Affiliates and Third Party service providers to comply with the terms hereof.

Section 3.2 Standard. Subject to the terms and conditions of this Agreement, including the CoffeeCo Parties’ compliance herewith, Sara Lee shall provide the Tax Support Services in a manner that is generally consistent with Sara Lee’s business practices as of the Effective Time, except to the extent otherwise specified on Schedule 2. Notwithstanding anything to the contrary herein, Sara Lee shall have no liability to the CoffeeCo Parties in respect of any positions taken by CoffeeCo on a Tax return, including a U.S. Tax return prepared as part of the Tax Support Services, or otherwise in respect of Taxes, except as set forth in the Tax Sharing Agreement.

Section 3.3 Personnel. Sara Lee shall (i) provide the CoffeeCo Parties with as much advance notice as is reasonably practicable of any Tax Support Services Employee whose employment is terminated prior to the expiration or termination of the applicable Term and (ii) use commercially reasonable efforts to replace with internal personnel, if available, such Tax Support Services Employee whose employment is so terminated. If Sara Lee is unable to replace such individual with internal personnel, Sara Lee and the CoffeeCo Parties shall use commercially reasonable efforts to develop a mutually satisfactory plan to provide the applicable Tax Support Services for the remainder of the applicable Term, and Sara Lee and the CoffeeCo Parties shall agree on the revised monthly cost for such Tax Support Service. As between the Parties, Sara Lee shall have sole discretion and authority with respect to employing, compensating and discharging Tax Support Service Employees in connection with performance of the Tax Support Services.

Section 3.4 Service by the CoffeeCo Parties to Sara Lee. The CoffeeCo Parties shall, and shall cause their Affiliates to, provide to Sara Lee and its Affiliates those Tax Support Services as indicated on and in accordance with Schedule 2 and the Side Schedule, and all of the provisions of this Agreement shall apply, mutatis mutandis, to such provision by the CoffeeCo Parties and their Affiliates to Sara Lee and its Affiliates, and receipt by Sara Lee and its Affiliates from the relevant CoffeeCo Parties and their Affiliates, of such Services.

ARTICLE IV

CONSULTING SERVICES

Section 4.1 Services. Subject to the terms and conditions of this Agreement, including the CoffeeCo Parties’ compliance herewith, Sara Lee shall cause the Consultant to provide the Consulting Services to the CoffeeCo Parties in accordance with Schedule 3.

Section 4.2 Standard. Subject to the terms and conditions of this Agreement, including the CoffeeCo Parties’ compliance herewith, Sara Lee shall cause the Consultant to provide the Consulting Services in a manner that is generally consistent with the Consultant’s provision of Consulting Services prior to the Effective Time. Notwithstanding anything to the contrary herein, Sara Lee shall have no liability to the CoffeeCo Parties in respect of the Consulting Services, including, without limitation, any liability for any act or omission by the Consultant, whether arising out of the Consulting Services or otherwise.

Section 4.3 Personnel. Except as otherwise specifically agreed between the Parties, the Consultant shall devote 100% of his or her normal working hours to the CoffeeCo Parties. The Consultant shall be and remain an employee of Sara Lee and shall remain subject to Sara Lee’s ultimate direction and control; provided, however, Sara Lee agrees that CoffeeCo may provide daily supervision and management of the Consultant. CoffeeCo shall have unilateral discretion to terminate any Consulting Services, and Sara Lee shall have unilateral discretion to terminate the Consultant at any time and, upon the occurrence of either such event, this Agreement shall terminate with respect to the Consulting Services and neither Party shall owe the other Party any termination fees with respect to the Consultant.

ARTICLE V

COOPERATION

Section 5.1 Change in Services. Sara Lee may, from time to time, reasonably supplement, modify, substitute or otherwise alter the Services; provided that any such supplements, modifications, substitutions or other alterations do not materially adversely affect the quality or scope of such Services.

Section 5.2 Third Party Consents. The Parties shall use commercially reasonable efforts to obtain and maintain the Third Party Consents. If the Third Party Consents required for a Service, or any portion thereof, are not obtained or maintained, Sara Lee shall not be obligated to provide such Service or portion thereof (as applicable); provided that the Parties shall reasonably cooperate to identify and implement alternative means of providing the CoffeeCo Parties with the benefits attributable to such Service or portion thereof (as applicable) to the extent that Sara Lee may provide such benefits without (a) violating any agreement or other arrangement with any Third Party or (b) incurring material costs, expenses or obligations. Without limiting the foregoing, the Parties shall be responsible for, if applicable, agreeing upon the offer to pay, or payment of, any money or the offer to incur, or incurrence of, any obligations to obtain Third Party Consents. CoffeeCo shall promptly reimburse Sara Lee for the agreed costs associated with any Third Party Consents or implementing alternative means to provide the Services in the absence of required Third Party Consents.

Section 5.3 Cooperation and Assistance. The CoffeeCo Parties shall, and shall cause their applicable Affiliates to, promptly take such actions, and provide such cooperation and assistance, including by providing access to its and their books, records, and other materials (whether in tangible or electronic form), as reasonably requested by Sara Lee to enable or assist Sara Lee with its obligation to provide the Services to the CoffeeCo Parties. Each Party shall use commercially reasonable efforts to minimize the expense, distraction and disturbance to the other Party in connection with its provision or receipt (as applicable) of Services hereunder.

Section 5.4 Access to Premises and Information Systems.

(a) The CoffeeCo Parties shall provide Sara Lee, its Affiliates and Third Party service providers (as applicable) with access to the CoffeeCo Parties’ and their Affiliates’ facilities and information systems to the extent reasonably necessary for Sara Lee, its Affiliates and Third Party service providers (as applicable) to provide the Services hereunder.

(b) If Sara Lee determines that a Service requires the CoffeeCo Parties to access information systems owned, licensed, leased or used by Sara Lee or any of its Affiliates or Third Party service providers, the CoffeeCo Parties shall be provided with access thereto to the extent both reasonably practicable and reasonably necessary for the CoffeeCo Parties to receive the Services hereunder; provided that (i) the CoffeeCo Parties comply with Sara Lee’s, its Affiliates’ and Third Party service providers’ (as applicable) standard written policies and procedures that are provided to the CoffeeCo Parties reasonably in advance regarding security guidelines and procedures (including all amendments thereto) and (ii) the CoffeeCo Parties shall not, and shall ensure that their Affiliates do not, tamper with, compromise or circumvent any security or audit measure employed by Sara Lee, its Affiliates or Third Party service providers.

(c) If, in connection with the provision of any Services under this Agreement, Sara Lee implements any information technology connections, firewalls or the like specifically in connection with the provision of such Services (“Information System Additions”), the costs of implementing Information System Additions shall be borne by the CoffeeCo Parties; provided that the foregoing in this clause (c) shall not apply to Information System Additions that are implemented on or immediately following the Separation to the extent directed generally at separating information technology assets as part of the Separation.

Section 5.5 No Obligation to Make Capital Expenditures or Expend Resources. Notwithstanding anything to the contrary herein, Sara Lee and its Affiliates shall not be required to expand or modify any facilities, incur any capital expenditures, acquire any additional equipment or software or retain any specific personnel or Third Party service providers in connection with its obligation to provide Services hereunder.

ARTICLE VI

COSTS AND PAYMENT

Section 6.1 Payments.

(a) Monthly Payments. The CoffeeCo Parties shall pay to Sara Lee each month, with respect to:

(i) IT Services, the amount set forth on Schedule 1 (and, with respect to an IT Service Change pursuant to Section 2.3 (a), any amount agreed with respect to such IT Service Change pursuant to Section 2.3(a); with respect to an IT Enhancement pursuant to Section 2.2, any additional one-time cost generated in connection with such IT Enhancement; and with respect to an Information System Addition pursuant to Section 5.4(c), any cost incurred in connection with the implementation of such Information System Addition);

(ii) any Additional IT Services, the amounts agreed pursuant to Section 2.3(b), in each case including any Sales Taxes associated with such Services pursuant to Section 6.6, for each month during the applicable Terms;

(iii) Tax Support Services, the sum of the monthly portions of the annual costs for the Tax Support Services, as specified on Schedule 2;

(iv) Consulting Services, the sum of the monthly portions of the costs for the Consulting Services, as specified on Schedule 3; and

(v) notwithstanding the foregoing, in the event that any Service is terminated pursuant to Sections 9.2 or 9.4 prior to a month end, the CoffeeCo Parties shall make payment on a prorated basis based on the number of days elapsed in such month for which such terminated Service was provided.

(b) Out-of-Pocket Costs. The CoffeeCo Parties shall pay to Sara Lee all Out-of-Pocket Costs in connection with the Services; provided that, with respect any IT Services and Additional IT Services, any such Out-of-Pocket Costs must be pre-approved by the CoffeeCo members of the IT Services Committee (and Sara Lee shall have no obligation to undertake any activities not so approved).

Section 6.2 Invoicing. Sara Lee shall submit an invoice (“Invoice”) to the CoffeeCo Parties for the amounts owed pursuant to Sections 6.1(a) and 6.1(b) on a monthly basis, which shall set forth in reasonable detail the calculation thereof, including distinguishing between charges for IT Services, Additional IT Services, Tax Support Services and Consulting Services. The CoffeeCo Parties shall pay Sara Lee the amount specified in each undisputed Invoice (and with respect to any disputed Invoices, such amounts not in dispute) no later than 60 days from the date of each such Invoice; provided, however, that the CoffeeCo Parties shall only dispute an Invoice or any amount thereof in good faith.

Section 6.3 Currency and Mode of Payment. The CoffeeCo Parties shall make all payments to Sara Lee required under this Agreement by electronic transfer of immediately available United States currency to a bank account designated from time to time in writing by Sara Lee.

Section 6.4 Late Payments. Without limitation to Sara Lee’s other rights and remedies, any amount not paid related to undisputed Invoices (or with respect to disputed Invoices, any amounts not in dispute) by the CoffeeCo Parties when due pursuant to this Agreement shall accrue interest at a rate equal to the Prime Rate on the date of the Invoice plus 1.5%.

Section 6.5 No Set-Off. The CoffeeCo Parties’ obligation to make payments hereunder shall not be subject to any right of offset, set-off, deduction or counterclaim, however arising, including pursuant to the Master Separation Agreement or any other Transaction Agreement.

Section 6.6 Taxes.

(a) All consideration under this Agreement is exclusive of any sales, transfer, value-added, goods or services tax or similar gross receipts based tax (including any such taxes that are required to be withheld, but excluding all other taxes including taxes based upon or calculated by reference to income, receipts or capital) imposed against or on Services provided by Sara Lee hereunder (“Sales Taxes”), and such Sales Taxes will be added to the consideration in the manner set forth below, where applicable.

(b) All Sales Taxes shall be separately stated on the relevant invoice to the CoffeeCo Parties hereunder. All taxable Services (and goods, if any) for which the CoffeeCo Parties are compensating, or reimbursing, Sara Lee hereunder shall be set out separately from non-taxable Services (and goods, if any), if practicable. The CoffeeCo Parties shall be responsible for any such Sales Taxes and shall either (i) promptly remit such Sales Taxes to Sara Lee (and Sara Lee shall remit such amounts to the applicable Governmental Authority as required) or (ii) provide Sara Lee with a certificate or other acceptable proof evidencing an exemption from liability for such Sales Taxes. Sara Lee agrees to pay any penalty, interest or other such fee that may be assessed against the CoffeeCo Parties arising from Sara Lee’s failure to remit Sales Taxes paid by the CoffeeCo Parties to Sara Lee in accordance with this Section 6.6(b).

(c) Notwithstanding the procedures set forth in Section 6.6(b), if Sara Lee is not legally obligated to collect or remit Sales Taxes or otherwise does not invoice and collect Sales Taxes on taxable Services (or goods, if any), it shall be the obligation of the CoffeeCo Parties to self-assess such Sales Tax as required by law and remit such Sales Tax to the relevant Governmental Authority, as applicable. The CoffeeCo Parties shall be responsible for the payment of any additions to such Sales Taxes, including penalties and interest imposed due to a failure by the CoffeeCo Parties to remit or cause to be remitted such Sales Taxes in a timely manner to the appropriate Governmental Authority in accordance with this Section 6.6(c).

(d) Each Party shall, and shall use commercially reasonable efforts to cause its respective Affiliates to, cooperate and reach mutual agreement with the other Party in all matters relating to (i) identification of the jurisdiction(s) in which each Service provided under this Agreement is performed or received, (ii) any allocation required by applicable law between the site of performance and the site of receipt with respect to each such Service and (iii) timely notifying the other Party with respect to any changes to such jurisdiction(s) with respect to each such Service. Further, Sara Lee and the CoffeeCo Parties will use commercially reasonable efforts to cooperate with one another to reduce any applicable withholding Tax to the extent allowed under applicable law.

ARTICLE VII

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 7.1 Indemnification. For the avoidance of doubt, the Parties’ indemnification obligations hereunder shall be governed by ARTICLE X of the Master Separation Agreement.

Section 7.2 Limitation of Liability.

(a) Notwithstanding anything to the contrary contained herein, in no event shall Sara Lee’s liability under or in connection with this Agreement or the Services exceed in the aggregate the amount of fees paid by the CoffeeCo Parties to Sara Lee under Section 6.1 hereof.

(b) TO THE MAXIMUM EXTENT ALLOWED UNDER APPLICABLE LAW, IN NO EVENT WILL SARA LEE BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING DAMAGES FOR LOST DATA, LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STATUTE OR OTHERWISE, AND WHETHER OR NOT SARA LEE WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

Section 7.3 No Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE MASTER SEPARATION AGREEMENT, ANY OTHER TRANSACTION AGREEMENT OR THE TAX REPRESENTATIONS, NEITHER SARA LEE NOR THE COFFEECO PARTIES MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO SARA LEE OR THE COFFEECO PARTIES, AS APPLICABLE, OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THAT ANY REQUIREMENTS OF APPLICABLE LAW ARE COMPLIED WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF SARA LEE AND THE COFFEECO PARTIES SHALL TAKE ANY TRANSACTION CONTEMPLATED HEREBY ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE VIII

CONFIDENTIALITY

Section 8.1 Confidentiality. The confidentiality obligations of the Parties and their Affiliates and Representatives hereunder shall be governed, mutatis mutandis, by Section 11.8 of the Master Separation Agreement.

ARTICLE IX

TERM AND TERMINATION

Section 9.1 Term.

(a) Unless this Agreement has been terminated pursuant to Section 9.2(d) or Section 9.4, this Agreement shall expire at the expiration or earlier termination of the Services as set forth on Schedule 1, Schedule 2 and Schedule 3, as may be extended in accordance with this Section 9.1 (with respect to each Service, the “Term”).

(b) The CoffeeCo Parties may extend the Term of any IT Service for up to two additional three month periods by providing, for each additional period, written notice thereof to Sara Lee at least two months prior to the end of the Term of such IT Service.

(c) At least six months prior to the end of the Term of a Tax Support Service, the CoffeeCo Parties may request to extend the Term of such Tax Support Service; provided that Sara Lee will have no obligation to extend the Term of such Tax Support Service and any extension thereof must be in writing signed by Sara Lee.

Section 9.2 Termination.

(a) Any IT Service (i) may be terminated by the mutual written consent of the Parties, (ii) may be terminated by the CoffeeCo Parties providing two months prior written notice to Sara Lee, and (iii) shall be terminated if a transition has occurred pursuant to Section 2.6. The CoffeeCo Parties shall not be responsible for paying costs resulting from the termination of any IT Service as permitted herein, except to the extent Sara Lee has any payment obligations in connection with such termination or applicable IT Service under an agreement with a Third Party, and the Parties shall mutually cooperate to identify and minimize any such payment obligations.

(b) Any Tax Support Service may be terminated (i) by the mutual written consent of the Parties or (ii) by the CoffeeCo Parties providing six months prior written notice to Sara Lee.

(c) Any Consulting Service may be terminated unilaterally at any time by either Party by providing written notice to the other Party.

(d) In the event that a Party has failed to perform any of its material obligations under this Agreement relating to a Service, and such failure shall have continued without cure for a period of 15 days after receipt by the breaching Party of a written notice of such failure from the other Party, the other Party may terminate such Service upon prior written notice to the breaching Party. For the avoidance of doubt, non-payment by the CoffeeCo Parties for a Service provided by Sara Lee in accordance with this Agreement shall be deemed a breach for purposes of this Section 9.2(d).

Section 9.3 Tax Support Service Termination Costs. The CoffeeCo Parties shall be responsible for paying, and shall promptly reimburse Sara Lee for, all Tax Support Service Termination Costs in connection with the expiration or termination of any Tax Support Service with respect to those Tax Support Services Employees indicated on the Side Schedule.

Section 9.4 Insolvency. In the event that either Party (a) files a petition in bankruptcy, (b) becomes or is declared insolvent, or becomes the subject of any proceedings related to its liquidation, insolvency or the appointment of a receiver, (c) makes an assignment on behalf of all or substantially all of its creditors or (d) takes any corporate action for its winding up or dissolution, then the other Party shall have the right to terminate this Agreement by providing prior written notice.

Section 9.5 Effect of Expiration and Termination.

(a) Accrued Rights. Expiration and termination of this Agreement, in part or in its entirety, shall not extinguish any rights or obligations that have accrued to the benefit of either Party prior to such expiration and termination (as applicable), including any rights of Sara Lee to receive payment under Section 6.1 hereof.

(b) Surviving Obligations. The following provisions of this Agreement, together with all other provisions of this Agreement that expressly specify that they survive, shall survive expiration and termination of this Agreement, in part or in its entirety: ARTICLE I (and any other definition required for the interpretation of the surviving provisions), ARTICLE VII, ARTICLE VIII, this ARTICLE IX, and ARTICLE X.

ARTICLE X

MISCELLANEOUS

Section 10.1 Conflict with Master Separation Agreement. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Master Separation Agreement, the terms and conditions of this Agreement shall control.

Section 10.2 Entire Agreement. This Agreement, the Master Separation Agreement and the other Transaction Agreements, including the Side Schedule, Schedules and Exhibits referred to herein and therein, and the documents and side letters delivered pursuant hereto and thereto, contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings, writings and commitments between Sara Lee or any ofthe Sara Lee Parties, on the one hand, and any of the CoffeeCo Parties, on the other hand, with respect to such subject matter hereof or thereof.

Section 10.3 Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of Sara Lee and the CoffeeCo Parties.

Section 10.4 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 10.5 Partial Invalidity. Wherever possible, each provision hereof shall be construed in a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective but only to the extent of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provision hereof, unless such a construction would be unreasonable.

Section 10.6 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when the counterparts have been signed by and delivered to each of the Parties.

Section 10.7 Successors and Assigns. Except with respect to Sara Lee’s right to use its Affiliates or Third Party service providers to provide the Services as set forth herein, the Parties may not assign any of its rights or obligations under this Agreement to another Person without the consent of the other Party. Subject to the foregoing, this Agreement and all the terms and provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.8 Third-Party Beneficiaries. Except for ARTICLE VII, this Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing herein express or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

Section 10.9 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if transmitted by email, on the date the recipient confirms receipt, (c) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (d) if sent by nationally recognized overnight courier, on the first business day following the date of dispatch; and shall be addressed as follows:

If to the CoffeeCo Parties prior to or on June 28, 2012, to:

D.E MASTER BLENDERS 1753 B.V.

3500 Lacey Road

Downers Grove, Illinois 60515

Attention: Onno van Klinken, General Counsel

Email: onno.vanklinken@demb.com

If to the CoffeeCo Parties after June 28,2012, to:

D.E MASTER BLENDERS 1753 N.V.

Oosterdokstraat 80

1011 DK Amsterdam, The Netherlands

Attention: Onno van Klinken, General Counsel

Email: onno.vanklinken@demb.com

If to Sara Lee, to:

Sara Lee Corporation

3500 Lacey Road

Downers Grove, Illinois 60515

Attention: Kent Magill, General Counsel

Email: kent.magill@hillshirebrands.com

or to such other address as such Party may indicate by a notice delivered to the other Parties in accordance herewith.

Section 10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to conflict of law principles thereof.

Section 10.11 Force Majeure. Neither Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, including acts of God, acts of civil or military authority, embargoes, acts of terrorism, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

Section 10.12 Dispute Resolution. For the avoidance of doubt, the Parties’ dispute resolution obligations hereunder shall be governed by ARTICLE XII of the Master Separation Agreement.

Section 10.13 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 10.14 Construction. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

Section 10.15 Relationship of the Parties. Nothing contained herein shall be deemed to create a partnership, joint venture, or similar relationship between the Parties. Neither Party is the agent, employee, joint venturer, partner, franchisee, or representative of the other Party. Each Party specifically acknowledges that it does not have the authority to, and shall not, incur any obligations or responsibilities on behalf of the other Party. Notwithstanding anything to the contrary in this Agreement, each Party (and its officers, directors, agents, employees, and members) shall not hold themselves out as employees, agents, representatives, or franchisees of the other Party or enter into any agreements on such Party’s behalf.

Section 10.16 Language. The English version of this Agreement shall be the official version. To the extent there is any inconsistency between the English version of this Agreement and any version in another language, the English version shall be controlling.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first written above.

SARA LEE CORPORATION

By:	/s/ Mark A. Garvey
Name: Mark A. Garvey
Title: Executive Vice President and
Chief Financial Officer

[Signature Page to Transition Services Agreement]

DE US, INC.

By:	/s/ Mark S. Silver
Name: Mark S. Silver
Title: President

[Signature Page to Transition Services Agreement]

D.E MASTER BLENDERS 1753 B.V.

By:	/s/ Michel M.G. Cup
Name: Michel M.G. Cup
Title: Chief Financial Officer

[Signature Page to Transition Services Agreement]